Exhibit 4.4

Amendment N°3 to the facility which can be utilized by the issue of letters of credit and participations dated December 26, 2002(the “Contract”).

by and between:

–	SCOR

–	BNP PARIBAS

–	CREDIT INDUSTRIEL ET COMMERCIAL

–	NATEXIS BANQUES POPULAIRES

–	CALYON

–	WESTLB AG

–	CDC FINANCE – CDC IXIS

–	CAISSE REGIONALE DE CREDIT AGRICOLE MUTUEL DE PARIS ET D’ILE DE FRANCE

–	CREDIT LYONNAIS

Between the entry into Amendment N°2 (dated November 13, 2003) and Amendment n°3 (September 8, 2004) the securities pledges (« nantissements ») relating to the securities of the « pledged subsidiaries » (« Filiales Nanties ») have been released according to the Contract’s provisions, following the constitution by SCOR of a cumulated amount of French Government OAT Bonds pledges (“Gages OAT”) that is higher than the euro exchange of 105% of the outstanding discounted bills (“Encours de Référence”).

Amendment N°3 purports only to remove all and any references in the Contract to the supplemental French Government OAT Bonds pledge (“Gage OAT Complémentaire”) and to the « pledged subsidiaries » (« Filiales Nanties »).